Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

March 8, 2017

Protagonist Therapeutics, Inc.

521 Cottonwood Drive, Suite 100

Milpitas, California 95035

Ladies and Gentlemen:

We represent Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 836,113 shares of the Company’s Common Stock, $0.00001 par value per share (the “Shares”), including (i) 668,891 shares (the “2016 Plan Shares”) reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and (ii) 167,222 shares (the “2016 ESPP Shares”) reserved for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP,” and together with the 2016 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, as currently in effect, Amended and Restated Bylaws, as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiciont are applicable to the subject matter hereof. We are not rendering as to compliance with any Federal or state antifraud law, rule or regulation relating to securities, or the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan, and the 2016 ESPP Shares, when sold and issued in accordance with the 2016 ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Protagonist Therapeutics, Inc.

Page Two

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

3175 HANOVER STREET, PALO ALTO, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM